Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION OCTOBER SALES FROM CONTINUING OPERATIONS

UP 11.6 PERCENT

Initial Settlement from Visa/MasterCard Antitrust Litigation Also Disclosed

MINNEAPOLIS, November 3, 2005 -- Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the four weeks ended October 29, 2005 increased 11.6 percent to $3.694 billion from $3.311 billion for the four-week period ended October 30, 2004. On this same basis, comparable-store sales increased 5.7 percent from fiscal October 2004. The sales plan for the month was a comparable-store increase in the range of 3 to 5 percent.

“We are pleased with our same-store sales in October, which were slightly above our planned range,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.

	Sales	Total Sales	Comparable Stores % Change
Continuing Operations	(millions)	% Change	This Year	Last Year
October	$3,694	11.6	5.7	6.0

Third Quarter	$11,863	11.7	5.9	4.5

Year-to-Date	$34,701	12.6	6.3	5.2

Separately, the Company also confirmed that it will receive at least $27 million as its ultimate share of proceeds from the $3 billion Visa/MasterCard antitrust litigation settlement.  The Company had previously disclosed that it expected greater clarity on this issue during the second half of 2005. No related gain and receivable had been recorded in any prior period.

“This non-recurring litigation benefit of approximately 2 cents per share heightens the effects of Target’s strong sales momentum and robust gross margin rate expansion on third quarter earnings growth,” Ulrich continued.  “When combined with our more modest outlook for earnings growth in the fourth quarter, this exceptional third quarter performance reinforces our confidence in our ability to deliver $1.50, or more, in diluted EPS in this year’s second half.”

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,400 locations in 47 states, as well as an on-line business called Target.com. Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s Second Quarter 2005 Form 10-Q. Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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